Exhibit 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL  33401

NEWS RELEASE

CRUZAN INTERNATIONAL, INC.

ANNOUNCES SIGNING OF DEFINITIVE MERGER AGREEMENT AND CHANGE OF DIRECTORS

WEST PALM BEACH, FLORIDA – September 30, 2005 – Cruzan International, Inc. (AMEX: RUM) (the “Company”), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, announced today that the Company has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Cruzan Acquisition, Inc., a Delaware corporation (“CAI”), a wholly-owned subsidiary of the Company’s controlling stockholder, The Absolut Spirits Company, Inc., a Delaware corporation (“ASCI”), would merge with and into the Company (the “Merger”), and each issued share of Company common stock (other than those held by ASCI, CAI or the Company) would be converted into the right to receive $28.37 in cash.

The Company’s board of directors and its Special Committee consisting solely of independent directors has each unanimously (i) approved the Merger Agreement and the Merger, (ii) determined that the terms of the Merger are fair to and in the best interests of the Company and its stockholders (other than ASCI and CAI), (iii) recommended that the Company’s stockholders adopt and approve the Merger Agreement and the Merger, and (iv) declared that the Merger Agreement is advisable.

Approval of the Merger Agreement and the Merger is conditioned upon the receipt of the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Company’s outstanding common stock not beneficially owned by ASCI or CAI, and the adoption of the Merger Agreement is conditioned upon the receipt of the affirmative vote of the holders of at least a majority of the Company’s outstanding common stock.  Approval of the Merger Agreement and the Merger is also conditioned upon, among other things, receipt of appropriate regulatory approvals.

The Company will call a Special Meeting of its stockholders and file a proxy statement and other relevant documents concerning the Merger Agreement and the Merger with the Securities and Exchange Commission.

Upon signing the Merger Agreement, Jay S. Maltby, Thomas A. Valdes, D. Chris Mitchell, Joseph R. Cook and Michael A. Carballo each resigned as a director of the Company, and Mats Andersson, Ola Salmén, Lisa Derman and Ketil Eriksen were each appointed to serve on the Company’s board effective as of 9:00 a.m. (New York time) on October 11, 2005.  Mr. Maltby will continue in his role as President and Chief Executive Officer and Messrs. Valdes and Mitchell, and all other members of management, will continue to serve in their current capacities.

About the Company

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.  As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William Viggiano, Vice President & Controller
561-655-8977